Exhibit 16.1

BDO Seidman, LLP
Certified Public Accountants and Consultants

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K/A for the event that occurred on February 9, 2006, to be filed by our former client, CEA Acquisition Corporation (currently etrials Worldwide, Inc.). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
February 22, 2006